UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 24, 2007

Target Corporation

(Exact name of registrant as specified in its charter)

Minnesota	1-6049	41-0215170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Nicollet Mall, Minneapolis, Minnesota 55403

(Address of principal executive offices, including zip code)

(612) 304-6073

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2007, at the 2007 annual meeting of shareholders of Target Corporation (the “Company”), the Company’s shareholders approved the Target Corporation Officer Short-Term Incentive Plan (the “Plan”), which previously had been approved by the Executive Committee of the Company’s Board of Directors, upon recommendation by the Compensation Committee.  The Plan will be effective February 3, 2008, and replaces the Company’s current Executive Short-Term Incentive Plan.

The purpose of the Plan is to promote the Company’s pay-for-performance compensation philosophy by providing cash incentive awards to designated officers, who through their efforts directly and significantly impact the achievement of the Company’s goals and objectives.  The Plan is designed so that certain awards under the Plan constitute “performance-based compensation” under Section 162(m) of the Internal Revenue Code, which will allow the Company to deduct payments of such awards for federal income tax purposes.

The Compensation Committee will administer the Plan.  Awards under the Plan may be based on one or more of the following performance measures chosen by the Compensation Committee:  revenues; sales; comparable store sales; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings before taxes; net earnings; earnings per share; economic value added; and total shareholder return.  In addition, for awards that are not intended to constitute performance-based compensation under Section 162(m), performance measures may also include a personal score based on any measure of management performance, or specific objectives relating to market penetration, geographic business expansion, cost targets, customer or employee satisfaction, human resources management, supervision of litigation or information technology or acquisitions or divestitures of subsidiaries, affiliates or joint ventures, or any other measure of performance as determined by the Compensation Committee.

The Compensation Committee also selects the relevant performance periods, which may not exceed four consecutive fiscal quarters, and approves the level of attainment required to earn a payment under an award.  Performance measures and the target opportunity for each participant will be determined by the Compensation Committee at the beginning of the performance period.  At the end of the performance period, the Compensation Committee will certify levels of achievement of the performance measures and pay out any earned awards in the form of cash payments.

The maximum amount payable under the Plan to any participant for any year is equal to the lesser of $7 million or 400% of the participant’s base salary as of the date of grant of the award.

This summary of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached as Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A which was filed with the Securities and Exchange Commission on April 9, 2007 (the “Proxy Statement”).  A more detailed summary of the Plan can also be found in the Proxy Statement.

Item 5.03                           Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 24, 2007, the Company filed a Certificate of Cancellation with the Secretary of State of the State of Minnesota effecting the elimination from the Company’s Restated Articles of Incorporation of all matters set forth in the Statement Fixing the Rights and Preferences of the Series A Junior Participating Preferred Stock.  No shares of the Preferred Stock were issued and outstanding at the time of the filing of the Certificate of Cancellation.

Also on May 24, 2007, the Company filed Articles of Amendment of the Company’s Restated Articles of Incorporation with the Secretary of State of the State of Minnesota.  This amendment was approved by the Company’s shareholders at the Company’s 2007 annual meeting of shareholders held on May 24, 2007.  The Articles of Amendment amend the Restated Articles of Incorporation to provide that directors must receive a majority of the votes cast in uncontested elections to be elected to the Board of Directors.  The amendment was described in the Proxy Statement.  A copy of the Restated Articles of Incorporation as amended May 24, 2007 is filed as Exhibit (3)A to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01                           Financial Statements and Exhibits.

(d)                                 Exhibits

(3)A.                                     Restated Articles of Incorporation (as amended May 24, 2007).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TARGET CORPORATION

Date:	May 25, 2007	/s/ Timothy R. Baer
Timothy R. Baer
Executive Vice President, Corporate Secretary and General Counsel

EXHIBIT INDEX

Exhibit	Description	Method of Filing

(3)A.	Restated Articles of Incorporation (as amended May 24, 2007)	Filed Electronically